ON NATIONAL HIV TESTING DAY, CHEMBIO ANTICIPATES RECORD HIV TEST REVENUES FOR FIRST HALF OF 2007

MEDFORD, N.Y. – June 27, 2007 - Chembio Diagnostics Inc. (OTCBB: CEMI) announced today, on National HIV Testing Day, that it expects to report revenues of at least $2.2 million for the second quarter. When added to the $2.0 million of revenues reported in the first quarter of 2007, this would result in revenues for the first half of 2007 of approximately $4.2 million, as compared with approximately $2.9 million reported for the first half of 2006, representing an increase of approximately 46%.  The $2.2 million for the second quarter of 2007 would represent an increase of approximately 34% over $1.6 million for the second quarter of 2006.

Chembio expects approximately $3.7 of the $4.2 million in the first half of 2007 to consist of revenues from the sale of the Company’s HIV tests compared with $1.4 million of the $2.9 million in the first half of 2006, a 164% increase.  This increase has been primarily driven by increased sales to the Supply Chain Management System (SCMS) operating under the United States President’s Emergency Plan for AIDS Relief (PEPFAR), sales to Chembio’s distributor in Mexico, Bio-Rad Laboratories, Inc. in connection with a successful ongoing nationwide screening program in Mexico, and sales to Chembio’s U.S. marketing partner Inverness Medical Innovations, Inc. for sales through Inverness’ distribution network which serves  the public health, hospital, and physicians office market segments in the United States. The Company began shipments to Mexico in late 2006 and to the United States in the first quarter of 2007.

“2007 is on course so far to be another year of strong revenue growth for Chembio. We have broadened our sources of revenues beyond the developing world and Brazil to now include Mexico and the United States.  These and other  new markets, together with the anticipated CLIA waiver for our HIV barrel product before the end of this year,  are anticipated to produce higher margin revenues”, commented Lawrence Siebert, Chembio's Chief Executive Officer. “The recommendations for routine screening for HIV made last year by the United States Centers for Disease Control and  earlier this month by the World Health Organization and UNAIDS reflect the growing realization that this epidemic cannot be slowed until people know their status and can then be counseled appropriately.  In this regard, we support the President’s proposal to double the 5-year PEPFAR funding from its current $15 billion level to $30 billion when it is up for reauthorization in 2008. ”

ABOUT CHEMBIO

Chembio Diagnostics, Inc., a developer and manufacturer of rapid diagnostic tests for infectious diseases, is on the frontlines of the global battle against the AIDS pandemic. The Company has received marketing approval from the FDA for its SURE CHECK® HIV 1/2 and HIV 1/2 STAT-PAK® rapid tests, marketed in the United States by Inverness Medical Innovations. The Company also manufactures rapid tests for veterinary Tuberculosis and Chagas Disease.  In March 2007 Chembio was issued a United States patent for the Dual Path Platform (DPP(TM)), a next generation lateral flow platform. DPP has demonstrated significant advantages over currently available lateral flow methods, including increased sensitivity, sample flexibility, and multiplexing capabilities.

For further information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
Matty Arce - 631-924-1135 ext 123.